EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-114035, 333-119492 and 333-123017) and the Registration Statements on Form S-8 (Nos. 33-75390, 33-87420, 333-44097, 333-92425, 333-52370, 333-75410, 33-75392, 333-18519, 333-119486 and 333-132022) and the Registration Statement on Form SB-2 (No. 333-38668) of Neurobiological Technologies, Inc. of our report dated November 2, 2006, with respect to the consolidated financial statements of Neurobiological Technologies, Inc., Neurobiological Technologies, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Neurobiological Technologies, Inc., included in this Annual Report (Form 10-K) for the year ended June 30, 2006.

/s/    ODENBERG, ULLAKKO, MURANISHI & CO. LLP

San Francisco, California

November 2, 2006